Exhibit 10.6

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

This LICENSE AGREEMENT (“Agreement”) is made as of May 10, 2011 (the “Effective Date”) by and between Acutus Medical, Inc., a Delaware corporation with its principal place of business at 11225 West Bernardo Court, Suite 102, San Diego, CA 92127 (“LICENSEE”), and Dr. Christoph Scharf, an individual having his mailing address at Im Gugger 4, 8810 Horgen, Switzerland (“LICENSOR”). LICENSOR and LICENSEE are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties.”

BACKGROUND

A.    LICENSOR owns or has rights under certain patent rights relating to systems and methods for determining dipole densities on cardiac walls;

B.    LICENSEE desires to obtain an exclusive license under such patent rights, and LICENSOR desires to grant such a license to LICENSEE, all on the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein below and other consideration, the receipt and sufficiency of which is hereby acknowledged, LICENSOR and LICENSEE hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.    As used in this Agreement, the following capitalized terms shall have the meanings indicated:

1.1    “Affiliate” shall mean with respect to LICENSEE, any Person controlling, controlled by or under common control with LICENSEE, for so long as such control exists. For purposes of this Section 1.1, “control” shall mean: (i) direct or indirect ownership of more than fifty percent (50%) (or, if fifty percent (50%) or less, the maximum ownership interest permitted by applicable law) of the stock or shares having the right to vote for the election of directors of such corporate entity, or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.2    “Dipole Density Algorithm” shall mean any and all methods, devices and technologies used for an invasive (including intra cardiac) and/or non-invasive recording of the tissues electrical activity within any organ.

1.3    “Field” shall mean any and all uses and applications.

1.4    “Licensed Subject Matter” shall mean the Licensed Patents and Licensed Technology.

(a)    “Licensed Patents” shall mean (i) all issued patents and patent applications set forth in Appendix A or claiming the Dipole Density Algorithm or any uses or other exploitations thereof, (ii) any and all divisions, continuations, continuations in part, continued prosecution applications, patents of addition or substitution of patents or patent applications described in clause (i), (iii) all foreign equivalents of the patents and applications described in clauses (i) or (ii), (iv) all patents issuing on any of the applications described in clauses (i), (ii) or (iii) anywhere in the world, together with all registrations, renewals, reissues, reexaminations or extensions of any kind with respect to any of the patents described in clauses (i), (i), (iii) or (iv).

(b)    “Licensed Technology” shall mean Technology in the possessions control of LICENSOR that are reasonably necessary for the use or exploitation of the Licensed Patents in the Field. For the avoidance of doubt, Licensed Technology shall include any Technology owned or controlled by LICENSOR comprising of or relating to the Dipole Density Algorithm.

1.5    “Net Sales” shall mean the total amount actually received from third parties on sales of Products by LICENSEE, its Affiliates, or Sublicensees less the following reasonable and customary deductions: (i) all trade, cash and quantity credits, discounts, refunds or rebates; (ii) amounts for claims, allowances or credits for returns, retroactive price reductions, or chargebacks; and (iii) packaging, handling fees and prepaid freight, sales taxes, duties and other governmental charges (including value added tax). For clarity, Net Sales shall not include sales by LICENSEE to its Affiliates for resale provided that if LICENSEE sells Product to an Affiliate for resale, Net Sales shall include the amounts invoiced by such Affiliate to third parties on the resale of such Product.

1.6    “Person” shall mean any individual, corporation partnership association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.7    “Product” shall mean any product the manufacture, sale, offer for sale, use or importation of which would, but for the license granted to LICENSEE herein, infringe a Valid Claim within the Licensed Patents in the country for which such product is intended for sale.

1.8    “Sublicensee” shall mean any Third Party to whom LICENSEE has granted the right to manufacture and sell Products, with respect to Products made and sold by such Third Party.

1.9    “Technology” shall mean technical information and materials comprising (i) ideas, discoveries, inventions or trade secrets, (ii) schematics, dimensions, drawings and related documentation and notes, (iii) research and development data, statistical analyses, analytical and quality control data and stability data, in each case together with supporting data, (iv) manufacturing information, methods, techniques, specifications, formulations, formulae and knowledge, and (v) research materials, reagents and compositions of matter (including samples of Products).

1.10    “Territory” shall mean all of the countries and territories in the world.

1.11    “Third Party” shall mean any Person other than LICENSOR, LICENSEE or their respective Affiliates.

1.12    “Valid Claim” shall mean a claim of an issued and unexpired patent, or a pending claim of a patent application that is being prosecuted, within the Licensed Patents which has not been held un-patentable, invalid or unenforceable by a court or other government agency of competent jurisdiction or has not been admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid Claim with respect to sale of Products made after the date of such reversal. Notwithstanding the foregoing, if a claim of a pending patent application has not issued as a claim of an issued patent, within five (5) years after the date from which such claim takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement.

ARTICLE 2

LICENSES

2.1    Grants to LICENSEE.

(a)    Exclusive License. Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE and its Affiliates an exclusive transferable license under the Licensed Subject Matter to: (i) make, use, sell, offer for sale and import Products, (ii) practice any method, process or procedure in connection with its exercise of the activities described in clause (i), and (iii) otherwise exploit the Licensed Subject Matter; and to have any of the foregoing performed on its behalf by a Third Party, in each case for applications in the Field throughout the Territory.

(b)    Sublicenses. The license granted in Section 2.1 includes the right to grant and authorize sublicenses within the scope thereof. Any sublicenses granted hereunder shall be consistent with the terms and conditions hereof. LICENSEE shall notify LICENSOR of any sublicense granted. No sublicense/license shall relieve LICENSEE of its obligations under this Agreement including the payments required hereunder.

2.2    No Other Rights. LICENSEE acknowledges that the rights and licenses granted under this ARTICLE 2 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party.

ARTICLE 3

FEES AND ROYALTIES

3.1    Royalties. In consideration of the rights and licenses granted by LICENSOR under this Agreement, except as otherwise provided in this Article 3, LICENSEE agrees to pay to LICENSOR a royalty equal to three percent (3%) of Net Sales.

3.2    Stacking. If LICENSEE, its Affiliate or Sublicensee, in its reasonable judgment, is required to pay a Third Party additional amounts with respect to a Product for patent rights or other intellectual property rights or technologies, then fifty percent (50%) of the amounts paid to such Third Party will be offset against amounts owed to LICENSOR under this Agreement. However, in no event will the amount paid to LICENSOR be reduced to less than fifty percent (50%) of the amounts otherwise due to LICENSOR under Section 3.1.

3.3    Combination Product. In the event that a Product is sold in combination with another product, component or service for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due under this Article 3 shall be calculated by multiplying the Net Sales of the combination product by the fraction A/(A + B), where A is the average gross selling price during the previous calendar quarter of the Product sold separately and B is the gross selling price during the previous calendar quarter of the combined product(s), component(s) and/or service(s). In the event that a substantial number of such separate sales were not made during the previous calendar quarter then the Net Sales shall be as reasonably allocated by LICENSEE between such Product and such other product(s), component(s) or service(s) based upon their relative importance and proprietary protection.

3.4    Single Royalty. Only one royalty under Section 3.1 shall be paid with respect to unit of Product sold, without regard to whether more than one Valid Claim within the Licensed Patents is applicable to such unit. It is understood that no royalty shall be due with respect to use or transfers of Products for use in research or development activities.

ARTICLE 4

PAYMENT AND REPORTS

4.1    Royalty Reports and Payments. Commencing with the first sale of Product by LICENSEE, its Affiliate or Sublicensee hereunder, LICENSEE shall provide a royalty report to LICENSOR, within sixty (60) days after the end of each calendar quarter, showing: (i) the aggregate Net Sales of Products for such calendar quarter; and (ii) a calculation of total royalties due LICENSOR with respect to such Products. Simultaneously with the delivery of each such report, LICENSEE shall pay to LICENSOR the total royalties, if any, due to LICENSOR in accordance with ARTICLE 3 for the period of such report. If no royalties or fees are due, LICENSEE shall so report.

Such reports shall be deemed to be the Confidential Information of LICENSEE, even if not marked as confidential.

4.2    Withholdings Taxes. Any withholding or other tax that is required by law to be withheld with respect to payments owed by LICENSEE pursuant to this Agreement shall be deducted by LICENSEE from such payment prior to remittance. LICENSEE shall promptly furnish LICENSOR evidence of any such taxes withheld; provided that the Parties shall cooperate to minimize any such taxes to the extent allowable by applicable law.

4.3    Records. During the term of this Agreement and for a period of three (3) years thereafter, LICENSEE shall keep complete and accurate records related to the sale of Products (and cause its Affiliates and Sublicensees to keep and provide copies of such records to LICENSEE) in sufficient detail to enable the royalties payable under Article 3 to be determined. Upon LICENSOR’S written request, but not more frequently than once per calendar year, LICENSEE shall permit an independent certified public accountant selected by the LICENSOR and reasonably acceptable to LICENSEE, to examine the aforementioned records during such LICENSEE’S regular business hours for the purpose of and to the extent necessary to verify any report under this Agreement received not more than three (3) years prior to the date of such request for an audit. Such audit shall be at the expense of LICENSOR, however, in the event such audit demonstrates an underpayment, then LICENSEE shall pay such underpaid amount plus interest on the applicable amount at the U.S. prime rate quoted in the “Money Rates” column of The Wall Street Journal (U.S., Internet Edition) on the first business day after such underpayment discovered, or at the maximum rate permitted by law, whichever is lower, based upon the number of days is overdue. In addition, if such audit shows an underpayment of ten percent (10%) or more for the period of such audit, then LICENSEE shall promptly reimburse LICENSOR for its reasonable cost and expense incurred in performing such audit. All information learned under this Section 4.3 shall be deemed Confidential Information of LICENSEE.

ARTICLE 5

DUE DILIGENCE

5.1    Diligence Requirement. LICENSEE shall use commercially reasonable efforts to develop and sell Products. Additionally, after the first commercial sale of Products hereunder, LICENSEE shall use its commercially reasonable efforts to meet the market demand for such Products; provided, however, that the foregoing shall not be construed to constrain or otherwise limit LICENSEE’S pricing or product strategy for Products, which shall be in LICENSEE’S sole discretion.

ARTICLE 6

PROSECUTION AND ENFORCEMENT

6.1    Prosecution of Licensed Patents.

(a)    Prosecution and Maintenance. LICENSEE shall have the first right to Prosecute and Maintain the Licensed Patents at its own expense, using patent counsel of its choice. LICENSEE shall keep LICENSOR reasonably informed regarding matters related to the Prosecution and Maintenance of each patent or patent application within the Licensed Patents, including providing to LICENSOR copies of all significant documents sent to or received from any patent office regarding any such Licensed Patents, such as patent applications, office actions, amendments, other responses, rejections, notices of interference, re-examinations, oppositions, requests for patent term extensions, and other filings. LICENSEE shall involve LICENSOR in the process of preparing documents and other communications to be filed in a patent office with respect to such Licensed Patents (“Filings”), as reasonably requested by LICENSOR, including using good faith efforts to include LICENSOR’S reasonable comments and recommendations with respect to Filings. In the event that LICENSEE elects to abandon any patent or application within the Licensed Patents, it shall notify LICENSOR at least sixty (60) days in advance, in which case LICENSOR shall have the right to control the Prosecution and Maintenance of such patents and applications (including any patent issuing therefrom), at its sole expense.

(b)    For purposes of this Section 6.1, “Prosecution and Maintenance” shall mean, with respect to any patent or application therefor, the preparing, filing, prosecuting and maintenance of such patent or application, as well as re-examinations, reissues, requests for patent term extensions and the like with respect to such patents, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect thereto; and “Prosecute and Maintain” shall have the correlative meaning.

6.2    Enforcement. Subject to the provisions of this Section 6.2, in the event that either Party reasonably believes that any Licensed Patent is being infringed by a Third Party or is subject to a declaratory judgment action arising from such infringement, in each case with respect to the manufacture, use, sale, offer for sale or importation of any product in the Territory in the Field (an “Infringing Product”), such Party shall promptly notify the other Party. In such event, as between the Parties, LICENSEE shall have the initial right (but not the obligation) to enforce such Licensed Patents with respect to such infringement, or to defend any declaratory judgment action with respect thereto (an “Enforcement Action”), at LICENSEE’S expense.

(a)    Commencing Enforcement Actions. In the event that LICENSEE fails to commence an Enforcement Action to enforce such Licensed Patent against an infringement in the Territory, which infringement consists of the manufacture, use, sale, offer for sale or importation of an Infringing Product, within one hundred eighty (180) days of a request by LICENSOR to do so, LICENSOR may commence an Enforcement Action against such infringement at its own expense; provided that LICENSEE does not provide reasonable rationale for not doing so (including a substantive concern regarding counterclaims by such infringing Third Party). The Party commencing or defending any such Enforcement Action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice at its own expense. In any event, the other Party shall reasonably cooperate with the Enforcing Party, including providing information and materials, at the Enforcing Party’s request and expense.

(b)    Recoveries. Any recovery received as a result of any Enforcement Action to enforce any Licensed Patent pursuant to this Section 6.2 shall be used first to reimburse the Enforcing Party’s costs and expenses (including attorneys’ and professional fees) incurred in connection with such Enforcement Action, and the remainder of the recovery shall be shared seventy-five percent (75%) to the Enforcing Party and twenty-five percent (25%) to the other Party.

ARTICLE 7

CONFIDENTIALITY

7.1    Confidential Information. During the term of this Agreement and for five (5) years thereafter, except as provided herein, each Party shall maintain in confidence, and shall not use for any purpose or disclose to any third Party, information that is disclosed by the other Party in writing and marked “Confidential” or that is disclosed orally and confirmed in writing as confidential within forty-five (45) days following such disclosure (collectively, “Confidential Information”). Confidential Information shall not include any information that is: (i) already known to the receiving Party at the time of disclosure hereunder, or (ii) now or hereafter becomes publicly known other than through acts or omissions of the receiving Party, or (iii) is disclosed to the receiving Party by a Third Party under no obligation of confidentiality to the disclosing Party or (iv) independently developed by the receiving Party without reliance on the Confidential Information of the disclosing Party.

7.2    Permitted Usage. Each Party may use and disclose Confidential Information of the other Party as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, in connection with the performance of its obligations or exercise of rights under this Agreement; (ii) to the extent such disclosure is reasonably necessary in Prosecution and Maintenance of patents (including applications therefor) in accordance with this Agreement, complying with the terms of agreements with Third Parties, prosecuting or defending litigation, complying with applicable governmental regulations, filing for, obtaining and maintaining regulatory approvals, or otherwise required by applicable law, provided, however, that if a Party is required by law to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with existing and potential investors, consultants, advisors (including financial advisors, lawyers and accountants) and others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to by the Parties.

7.3    Confidential Terms. Each Party agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except to advisors (including consultants, financial advisors, attorneys and accountants), potential and existing investors, and others on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof, or to the extent necessary to comply with the terms of agreements with Third Parties, or to the extent required by applicable law, including securities laws.

ARTICLE 8

INDEMNIFICATION

8.1    General. LICENSEE shall defend LICENSOR against any and all actions, suits, or proceedings brought by Third Parties (each of the foregoing, a “Claim”) against LICENSOR, to the extent caused by LICENSEE’S exercise of its rights and licenses granted by LICENSOR in this Agreement, and pay any final judgment rendered on such Claim or any settlement of such Claim approved by LICENSEE in writing.

8.2    Conditions. LICENSEE shall have no obligations with respect to Claims under this ARTICLE 8 unless LICENSOR: (i) promptly notifies LICENSEE in writing of such Claims, (ii) gives LICENSEE sole control of the defense and settlement thereof using legal counsel approved by LICENSOR, which approval shall not be unreasonably withheld or delayed, and (iii) provides LICENSEE, at LICENSEE’S expense, with reasonable assistance and full information with respect to such Claims. LICENSEE shall have no obligations with respect to such Claims if LICENSOR makes any admission, settlement or other communication regarding such Claim without the prior written consent of LICENSEE. In addition, LICENSEE shall have no obligation to indemnify LICENSOR for any costs or expenses incurred without LICENSEE’S prior written consent.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1    General. LICENSOR represents and warrants that (i) it is the sole and exclusive owner of all right, title and interest in the Licensed Subject Matter; and (ii) it has the right and authority to enter into this Agreement and grant the rights and licenses hereunder with respect to the Licensed Subject Matter.

9.2    Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 9, NEITHER PARTY MAKES ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES AND CONDITIONS OF THE VALIDITY OF THE LICENSED PATENTS OR NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

ARTICLE 10

TERM AND TERMINATION

10.1    Term. Unless terminated earlier pursuant to this ARTICLE 10, the term of this Agreement shall commence on the Effective Date and continue in full force and effect on a country- by-country and Product-by-Product basis until the expiration of the last to expire Valid Claim within the Licensed Patents covering such Product in such country (the “Term”). Upon the expiration, but not the earlier termination, of this Agreement, LICENSEE’S rights with respect to the Licensed Subject Matter shall become fully-paid and irrevocable.

10.2    Termination.

(a)    By LICENSOR. In the event LICENSEE materially breaches this Agreement, LICENSOR shall have the right to terminate this Agreement by providing sixty (60) days’ written notice to LICENSEE referencing this Section 10.2(a) and specifying the material breach, if LICENSEE fails to cure such material breach within such sixty (60) day period. However, if LICENSEE disputes in good faith LICENSOR’S right to terminate this Agreement by written notice to LICENSOR during such sixty (60)-day period, LICENSOR shall not have the right to terminate this Agreement unless and until it has been determined in accordance with Section 11.2 that LICENSEE materially breached this Agreement, and LICENSEE fails to cure such material breach within sixty (60) days after such determination.

(b)    By LICENSEE. Any provision herein notwithstanding, LICENSEE shall have the right to terminate this Agreement by giving LICENSOR thirty (30) days’ prior written notice referencing this Section 10.2(b).

10.3    Effect of Termination/Expiration.

(a)    Reversion of Rights. As of the effective date of a termination pursuant to Section 10.2 and except as provided in Section 10.3(d), Section 2.1 shall terminate and all rights in the Licensed Patents shall revert to LICENSOR.

(b)    No Release. Termination or expiration of this Agreement shall not release either Party hereto from any liability which at the time of such termination has already accrued to the other Party.

(c)    Stock on Hand. In the event this Agreement is terminated for any reason, LICENSEE shall have the right to sell or otherwise dispose of all Products in the process of manufacture, testing, in use or in stock, provided that LICENSEE shall remain obligated to make payment of royalties to LICENSOR for such Products in accordance with Section 3.1.

(d)    Sublicenses. Upon the termination of this Agreement by LICENSOR for any reason, any sublicense granted by LICENSEE hereunder shall survive, provided that upon request by LICENSOR, each Sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement.

(e)    Survival. Articles 1, 7 (for the period set forth therein), 8, and 11 and Section 4.3 (for the period set forth therein), 6.2 (with respect to Enforcement Actions initiated prior to the effective date of termination), 9.2 and 10.3 shall survive the expiration and any termination of this Agreement. Except as otherwise provided in this Section 10.3, all other provisions of this Agreement shall terminate upon the expiration or termination of this Agreement.

ARTICLE 11

GENERAL

11.1    Governing Law. This agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, United States of America, without reference to principles of conflicts of law.

11.2    Arbitration. The Parties agree that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, or the making, interpretation, construction, performance or breach hereof, shall be finally settled by binding arbitration in San Diego, California under the then current rules of the Judicial Arbitration and Mediation Services (JAMS) by one (1) arbitrator appointed in accordance with such rules. The arbitrator may grant injunctive or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The Parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award, punitive or exemplary damages against either Party. The costs of the arbitration, including administrative and arbitrator’s fees, shall be shared equally by the Parties. Each Party shall bear the cost of its own attorneys’ fees and expert witness fees. Nothing in this Section 11.2 shall preclude either Party from seeking interim or provisional relief in the form of a temporary restraining order, preliminary injunction, or other interim relief concerning a dispute prior to or during an arbitration pursuant to this Section 11.2 necessary to protect the interests of such Party.

11.3    Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, LICENSEE may, without such consent, assign this Agreement and the rights, obligations and interests of LICENSEE, in whole or in part, to any of its Affiliates or to a Third Party that succeeds to all or substantially all of LICENSEE’S business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee promptly agrees in writing to be bound by the terms and conditions of this Agreement.

11.4    Force Majeure. In the event either Party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, earthquake, power shortage or failure, failure of the transportation system, or any other cause whatsoever beyond the reasonable control of the Party (“Force Majeure Event”), the Party so prevented or delayed shall be excused from the performance of any such obligation during a period that is reasonable in light of the Force Majeure Event, but no less than the duration of the Force Majeure Event itself.

11.5    Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) days after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.

If the LICENSOR:	Dr. Christoph Scharf
[ ]
[ ]
[ ]
Email: [ ]

If the LICENSOR:	Acutus Medical, Inc.,
11225 West Bernardo Court, Suite 102,
San Diego, CA 92127
Attention: [ ]
Fax: [ ]

11.6    No Waiver. A waiver, express or implied, by either LICENSOR or LICENSEE of any right under this Agreement or of any failure to perform or breach hereof by the other Party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other Party, whether of a similar or dissimilar nature thereto.

11.7    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, STATUTORY OR PUNITIVE DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

11.8    Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement, and the remainder of the Agreement shall remain in full force and effect.

11.9    Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” means a calendar day or year unless otherwise specified; (iii) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;”(vi) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (vii) words of any gender include the other gender; (viii) words using the singular or plural number also include the plural or singular number, respectively; and (ix) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof.

11.10    Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, representations, agreements, and understandings, written or oral, that the Parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the Parties hereto.

11.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

[The remainder of this page intentionally left blank; the signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

ACUTUS MEDICAL, INC		CHRISTOPH SCHARF, MD

By:	/s/ Randy Werneth	By:	/s/ Christoph Scharf, M.D.
Name:	Randy Werneth	Name:	Christoph Scharf, M.D.
Title	President	Title:	Self
Date:	May 10, 2011	Date:	May 10, 2011

APPENDIX A

LICENSED PATENTS & PATENT APPLICATIONS

Serial No.	Country	Filing Date	Office of Filing	Patent No.	Status
Title:	Method and Device for Determining and Presenting Surface Charge and Dipole Densities on Cardiac Walls
00068-08	Swiss	1-17-2008	SFIIP		Pending
12/863,411	US	7-16-2010	USPTO		Pending
PCT/IB2009/000071	PCT	1-16-2009	IB of WIPO		Expired in due course
09702094.5	Europe	1-17-2010	EPO		Pending

Title:	Device and Method for the Geometric Determination of Electrical Di pole Densities on the Cardiac Wall
012510-06	Swiss	8-3-2006	SFIIP		Pending
12/376.270	US	2-3-2009	USPTO		Pending
PCT/CH2007/000380	PCT	8-3-2007	SFIIP		Expired in due course
2007281009	Australia	8-3-2007	IPAU		Pending
2659898	Canada	8-3-2007	CIPO		Pending
07785075.8	Europe	8-3-2007	EPO		Pending